Exhibit 99.2

Corporate Speakers:

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

PRESENTATION

Operator

Good morning, my name is Shelby and I will be your conference operator today. At this time, I would like to welcome you to Optical Cable Corporation's fourth quarter and fiscal year 2024 earnings conference call.

(Operator Instructions)

Mr. Hoffman, you may begin your conference.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, and good morning, and thank you for joining us for Optical Cable Corporation's fourth quarter and fiscal year 2024 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release.

These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call. With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Spencer, and good morning, everyone.

I will begin the call today with a few opening remarks. Tracy will then review the fourth quarter and full year results for the three-month and twelve-month periods ended October 31, 2024, in some additional detail.

After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, as always, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Exhibit 99.2

Entering 2024, OCC's net sales were challenged by industry-wide macroeconomic pressures which began towards the end of fiscal year 2023 and became more persistent during the year. These pressures impacted many of our targeted markets, particularly our enterprise markets and certain of our specialty markets, including the wireless carrier market.

I'm pleased to share that as we ended fiscal 2024 and look forward to 2025 and beyond, the sun is starting to peek through. While OCC's net sales for fiscal year 2024 decreased 7.6% to $66.7 million compared to 2023, weakness across our industry has begun to subside. Thanks to strong execution of our growth strategies and our deeply entrenched market position, OCC has experienced a relatively low decline in revenues during this period compared to some of our peers.

At the same time, we believe we have also been able to position OCC to capitalize on the opportunities ahead, and we are ready to hit the ground running in the new year.

For the fourth quarter of fiscal year 2024, OCC achieved growth across all key measures⸺net sales, gross profit, gross profit margin, income from operations, and earnings per share all increased when compared to the fourth quarter of fiscal year 2023.

We increased net sales 12.4% during the fourth quarter of fiscal year 2024, compared to the same period in fiscal 2023, and sequentially increased net sales 20.1% compared to the third quarter of fiscal 2024, making this our third consecutive quarter of sequential net sales growth for the year.

OCC's increase in net sales and positive earnings during the fourth quarter of fiscal 2024 demonstrate the disproportionally positive impact of our operating leverage on profitability as production volumes increase. As OCC’s net sales grow, our gross profit, gross profit margin, and profitability also tend to increase at faster rates than net sales.

During fiscal year 2024, gross profit was $18.2 million, a decrease of 18.3% compared to fiscal 2023, while net sales decreased 7.6% in fiscal 2024 compared to 2023. However, during the fourth quarter of fiscal year 2024, OCC achieved a 33.5% gross profit margin and a disproportionate increase of 68.6% in gross profit in both cases compared to the same period of fiscal year 2023. While our gross profit and gross profit margins can also be impacted by product mix, generally as OCC's net sales production volumes increase, substantial fixed manufacturing costs are spread over higher sales volumes, and importantly, manufacturing efficiencies also tend to increase, particularly for fiber optic cable production.

A key differentiator between OCC and our peers has been our decision to forego implementing reductions in production personnel during the periods of lower production volumes. In taking this disciplined approach, we considered our expectations of our future growth opportunities along with the time and resources necessary to train new personnel to the level we, and our customers, expect.

In staying loyal to our principles and to our people in leaner periods, OCC is ideally positioned to hit the ground running and capture the opportunities ahead. We benefited from this disciplined and forward-thinking approach in the fourth quarter of 2024, and we expect to continue benefitting from it in fiscal year 2025 and beyond.

Exhibit 99.2

OCC also incurs significant SG&A expenses to maintain and build our competitive strengths, capabilities, and presence in our targeted markets. And we also incur significant public company costs that are included in SG&A. Many of these expenses are relatively fixed rather than varying with net sales, with OCC benefitting from our SG&A expenses operating leverage as net sales increase.

Looking ahead to 2025, we see indications of growing strength in our targeted markets and among our customer base, as well as potential opportunities to expand our product offerings. Moving forward, we continue to focus on driving growth, operating efficiently, and identifying and capturing additional opportunities to ensure we are executing for our customers and end users.

As we continue to drive sales, we are confident our significant operating leverage, with respect to manufacturing costs and SG&A costs, enable us to generate increased profitability and long-term value for shareholders.

OCC remains committed to leveraging our core strengths and capabilities to offer top-tier products and application solutions to our customers, and to compete successfully against much larger competitors. The OCC team is proud of its strengths and capabilities that have differentiated OCC over our 41 years of being a leading company in the fiber optic industry. I would like to highlight a few of those for you today.

First, our enviable market positions, brand recognition, and industry relationships with loyal customers, decision makers, and end-users across a broad range of targeted markets.

Next, our extensive industry experience and expertise. Our engineering, sales and business development teams are well-respected for their deep product and application experience and expertise, which enables OCC to create its portfolio of innovative, high-performance products and associated intellectual property.

Additionally, OCC has significant available production capacity at our facilities, supported by knowledgeable and experienced manufacturing quality and engineering teams.

OCC possesses an incredible broad and varied offering of fiber optic and copper cabling and connectivity products and solutions that enable us to deliver products and solutions that meet the unique needs of our customers and end-users in our various targeted markets.

And we also take pride in our broad and diverse geographic footprint, where currently, we sell our products and solutions to customers in approximately 50 countries every year.

And this is just a few of the reasons why OCC holds such a strong position in our targeted markets.

I'm immensely proud of the OCC team's accomplishments this past year and grateful for their hard work, particularly given the macroeconomic weakness that has impacted our industry for more than a year. Their commitment to serving our customers and end-users with OCC's suite of mission-critical solutions will continue to drive our success.

We remain committed to identifying growth opportunities and executing our strategies and initiatives to grow and create long-term value for our shareholders. And with that, I'll turn the call over to Tracy, who will review in additional detail our fourth quarter and fiscal year 2024 financial results.

Exhibit 99.2

Tracy Smith Optical Cable Corporation - SVP & CFO

Thank you, Neil.

Consolidated net sales for fiscal 2024 were $66.7 million, a decrease of 7.6% compared to $72.2 million for fiscal 2023, with sales decreases experienced in both the Company's enterprise and specialty markets, including the wireless carrier market.

Our net sales were negatively impacted by industry-wide macroeconomic pressures in fiscal year 2024, which began to impact the Company's net sales during fiscal year 2023, and continued through the third quarter of fiscal 2024.

Consolidated net sales for the fourth quarter of fiscal 2024 increased 12.4% to $19.5 million, compared to $17.3 million for the same period last year. OCC experienced increases in net sales in both its enterprise and specialty markets.

As Neil mentioned, our quarterly net sales sequentially increased 20.1% during the fourth quarter of fiscal year 2024, compared to the third quarter. We achieved higher sequential net sales each quarter since the first quarter of fiscal year 2024, and we believe opportunities to improve net sales will continue during fiscal year 2025, compared to fiscal year 2024.

Turning to gross profit. Gross profit was $18.2 million in fiscal 2024, a decrease of 18.3%, compared to $22.3 million in fiscal 2023. Gross profit margin was 27.3% in fiscal 2024, compared to 30.9% in fiscal 2023. Gross profit margin for fiscal 2024 was impacted by lower production volumes, resulting in fixed charges being spread over lower net sales as well as decreased plant efficiency as lower production volumes impacted the flow of products through our manufacturing facilities, both of which were effects of operating leverage. The variability of our gross profit margin in any quarter also reflects changes in product mix.

Our gross profit increased 68.6% to $6.5 million in the fourth quarter of fiscal 2024, compared to $3.9 million for the same period last year as a result of production efficiencies created by increased volumes and the resulting positive impact of our operating leverage.

Gross profit margin, or gross profit as a percentage of net sales, was 33.5% in the fourth quarter of fiscal 2024, compared to 22.4% in the fourth quarter of fiscal 2023.

SG&A expenses increased 1.3% to $21.5 million during fiscal year 2024, from $21.2 million in fiscal year 2023. SG&A expenses as a percentage of net sales were 32.2% in fiscal 2024, compared to 29.4% in fiscal 2023.

SG&A expenses were $5.9 million in the fourth quarter of fiscal year 2024, compared to $5.1 million for the same period last year. SG&A expenses as a percentage of net sales were 30% in the fourth quarter of fiscal 2024, compared to 29.7% in the fourth quarter of fiscal 2023. The increase in SG&A expenses during the fourth quarter and fiscal year 2024, compared to the same periods last year, was primarily the result of increases in employee and contracted sales personnel-related costs.

Exhibit 99.2

OCC recorded a net loss of $4.2 million, or $0.54 per basic and diluted share, for fiscal year 2024, compared to net income of $2.1 million, or $0.26 per basic and diluted share, for fiscal year 2023.

For the fourth quarter of fiscal 2024, OCC recorded net income of $373,000, or $0.05 per basic and diluted share, compared to a net loss of $1.3 million, or $0.17 per basic and diluted share, for the fourth quarter of fiscal 2023.

Earlier today, we filed a form 8-K regarding the correction of a misclassification of the outstanding balance under our revolving credit agreement on our balance sheet for fiscal year 2023 and various interim periods. After reviewing relevant portions of the Financial Accounting Standards Board Accounting Standards Codification, as well as a review of various non-authoritative interpretations and guidance authored by certain major U.S. accounting firms, we determined that Generally Accepted Accounting Principles, or GAAP, required us to classify our Revolver balance as a current liability, rather than a non-current liability, as it had been previously classified.

As a result, and as reflected in the form 8-K we filed this morning regarding the correction of this Revolver balance misclassification, we have restated certain of our prior period financial statements. The impact on the prior period financial statements of this corrected Revolver balance classification is described in more detail in our form 8-K filed today and also in our Consolidated Financial Statements for fiscal year 2024, including Note 20 to those Financial Statements, included in our Annual Report on form 10-K for fiscal year 2024, which we plan to file with the SEC later today.

The prior classification did not have any effect on our previously reported total assets, total liabilities, or total shareholders' equity. Further, the prior classification did not have any effect on our previously reported consolidated statements of operations, consolidated statements of shareholders' equity, or consolidated statements of cash flows.

There also was no impact on any covenants with lenders for the periods impacted, as our borrowing arrangements do not include financial covenants that would be impacted by the classification of the Revolver. And importantly, nothing has changed with respect to our Revolver agreement or with respect to the relationship with our lender. This is simply a reclassification of our Revolver balance pursuant to GAAP. The term of OCC's Revolver remains unchanged, ending July 24, 2027, unless otherwise renewed.

With that, I will turn the call back over to you, Neil.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy.

And now, if any analysts or institutional investors have any questions, we're happy to answer them.

Shelby, if you could please indicate the instructions to our participants to call in any questions they may have, I would appreciate it.

Again, we are only taking live questions from analysts and institutional investors.

Exhibit 99.2

QUESTIONS AND ANSWERS

Operator

(Operator Instructions).

And I'm showing we have no questions in the queue at this time.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Shelby.

Spencer, I know we have at least one question submitted by an individual investor in advance. If you don't mind reading that, we're happy to respond.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

We do. Thanks, Neil. We have one question, and it is, given that we are already more than halfway through Q1, could management please comment on current trading and whether it expects typical seasonality patterns in 2025?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Of course. So, we can't forecast exactly what's going to happen in 2025, but typically the first half of our fiscal years tend to be a little lower than the second half of our fiscal years. And various things can affect that during the year based on order volume or certain orders from customers, but typically that's how we see our seasonality.

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Neil.

That was the only question.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Okay.

Well, I'm sorry for the listeners for the interruption, not sure what happened. In any event, I would like to thank everyone for listening to our fourth quarter and fiscal year 2024 conference call today. As always, we appreciate your time and your investment and interest in Optical Cable Corporation.

We at OCC hope you and your families have a wonderful holiday season and a happy new year, and again, thank you.

Operator

The conference has concluded. Thank you for your participation. You may now disconnect.